Digitiliti Announces Pending Litigation

St. Paul, MN (July 16, 2009) – Digitiliti, Inc. (PINK:DIGI), was served with a Summons and Complaint on July 13, 2009, styled as nuArch Advisors LLC vs. Digitiliti, Inc., filed in the Second Judicial District for the State of Minnesota, County of Ramsey.  A case number has not yet been assigned.

nuArch claims that it provided certain business technology consulting services to the Company on a monthly retainer fee basis between August of 2008 and April of 2009 in the amount of $123,472.66, and that the Company breached its oral contract with nuArch by non-payment for such services.

The Company disputes these claims and will vigorously defend this action.

Shareholder Update:

In its 8-K Current Report dated July 13, 2009, the Company also provided a shareholder update of recent developments regarding its efforts to sell its Pharaoh Vault business and its new product, Pyramid.

About Digitiliti, Inc.:

Digitiliti, based in St. Paul, Minnesota, is a pioneer and technology leader in the on-line data management business.  Digitiliti’s fast growth results from its focus on providing SMB/SME companies with enterprise class features and services that are easy to use.  Digitiliti services include comprehensive off-site data protection, on-demand user scalability, rapid file restoration and disaster recovery of data.

Forward Looking Statements:

This release may contain forward-looking statements.  Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the Company may not proceed as contemplated.  These statements are made based upon current expectations that are subject to risk and uncertainty.  The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Further discussion of risk factors can be found in the Company’s filings with the Securities and Exchange Commission at http://www.sec.gov.

Contacts:

Digitiliti, Inc.

Bill McDonald, 651-925-3200

Or

Martin E. Janis & Company, Inc.

Bev Jedynak, 312-943-1123

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